As filed with the Securities and Exchange Commission on February 16, 2000
Registration No. 333-96211

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

iPhysician Net Inc.

(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	7389 (Primary Standard Industrial Classification Code Number)	86-0812818 (I.R.S. Employer Identification No.)

8777 North Gainey Center Drive, Suite 285

Scottsdale, Arizona 85258
(480) 368-2768
(Address, including zip code, and telephone number, including area code, of
Registrant’s principal executive offices)

Peter J. Moriarty

Chairman of the Board of Directors and Chief Executive Officer
iPhysician Net Inc.
8777 North Gainey Center Drive, Suite 285
Scottsdale, Arizona 85258
(480) 368-2768
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Quinn P. Williams J. Michael Christopher Brian M. Roberts Snell & Wilmer L.L.P. One Arizona Center Phoenix, Arizona 85004 (602) 382-6000	John R. Utzschneider Bingham Dana LLP 150 Federal Street Boston, Massachusetts 02110 (617) 951-8000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  [   ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box.  [   ]

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
Title of Shares to Be Registered	Aggregate Offering Price	Registration Fee

Common stock, par value $0.001	$63,250,000(1)(2)	$16,698

(1)	Includes shares of common stock subject to an option granted to the underwriters solely to cover over-allotments, if any.

(2)	Estimated under Rule 457(o) solely for the purpose of calculating the amount of the registration fee.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

      The following table sets forth the expenses payable by iPhysicianNet in connection with this offering (excluding underwriting discounts and commissions):

Nature of Expense	Amount(1)

SEC Registration Fee	$16,698

NASD Filing Fee	6,825

Nasdaq National Market Listing Fee	95,000

Accounting Fees and Expenses	350,000

Legal Fees and Expenses	300,000

Printing Expenses	250,000

Blue Sky Qualification Fees and Expenses	10,000

Transfer Agent’s and Registrar’s Fee	15,000

Miscellaneous	56,477

Total	$1,100,000

(1)	The amounts set forth above, except for the SEC and NASD fees, are in each case estimated.

Item 14.  Indemnification of Directors and Officers

      In accordance with Section 145 of the Delaware General Corporation Law, our certificate of incorporation provides that no director of iPhysicianNet shall be personally liable to iPhysicianNet or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to iPhysicianNet or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. In addition, our certificate of incorporation provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

      Our certificate of incorporation and bylaws currently provide for indemnification by iPhysicianNet of its officers, directors and certain non-officer employees under certain circumstances against expenses, including attorneys fees, judgments, fines and amounts paid in settlement, reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was an officer of employee of or any subsidiary of iPhysicianNet or served in any capacity with any other entity at the request of iPhysicianNet if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of iPhysicianNet, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful. Prior to completion of this offering, we will also enter into indemnification agreements with our directors and executive officers that provide for indemnification of these individuals by iPhysicianNet in addition to the provisions described above.

      We maintain directors and officers liability insurance that covers our officers and directors against certain losses that may arise out of their positions with iPhysicianNet and covers iPhysicianNet for liabilities it may incur to indemnify its officers and directors. We will also enter into indemnity agreements with our directors and executive officers prior to completion of this offering.

      Pursuant to the underwriting agreement filed as Exhibit 1.1 hereto, the underwriters have agreed to indemnify, under certain conditions, iPhysicianNet, its directors, certain officers and persons who control iPhysicianNet, and we have agreed to indemnify the underwriters and their controlling persons, against certain liabilities, including liabilities under the Securities Act.

Item 15.  Recent Sales of Unregistered Securities

      The following is a description of the sale of unregistered securities by iPhysician Net Inc. for the last three years:

      At various times between February 1996 and June 1998, we issued an aggregate of 2,078,914 shares of our common stock to various investors, including our founders Mr. Moriarty and Mr. Benson, at $0.01 per share (1,304,770 shares), $0.10 per share (144,020 shares), $0.50 per share (411,055 shares) and $1.00 per share (219,069 shares). With respect to the shares of common stock issued at $1.00 per share, we also issued to those holders warrants to purchase an aggregate of up to 219,069 additional shares of common stock at an exercise price $0.20 per share, 52,190 of which shares have been issued upon exercise of such warrants, and 166,879 remain outstanding. In June 1998, in connection with our issuance of Series B preferred stock, we converted all of our then outstanding shares of common stock into an aggregate of 2,078,914 shares of Series A preferred stock (other than the 52,190 shares of common stock subsequently issued upon exercise of the common stock warrants described above).

      In September 1997, we entered into a Relationship Agreement with PictureTel Corporation, pursuant to which we issued to PictureTel warrants to purchase up to 997,750 shares of Series A preferred stock at an exercise price of $0.01 per share. See “Certain Transactions” above. These warrants have been amended and will be exercised for common stock automatically upon completion of this offering.

      In 1996 and 1997, we retained DataSite Consortium as a consultant to develop telecommunication protocols for our physician video-conferencing system. As payment for their consulting services, we granted DataSite Consortium options to purchase 29,729 shares of our common stock at an exercise price of $0.20 per share. These options vested as services were performed and as of December 31, 1997 all shares were fully vested.

      In March 1998, we entered into agreements with D.A.S. Visual Media, Inc. to provide us with programming and software services. As partial payment under the agreements, we granted to certain employees of DAS options to purchase 72,780 shares of our common stock at an exercise price of $0.20 per share. These options expire on July 13, 2005.

      On June 2, 1998, we issued $400,000 aggregate principal amount of convertible promissory notes to three investors. The notes had a 5.1% annual interest rate. $320,000 face amount of these notes (with accrued interest thereon) was converted into shares of our Series B preferred stock on June 17, 1998, and the remaining $80,000, plus accrued interest, was repaid.

      On June 17, 1998, we issued 5,000,000 shares of our Series B preferred stock to four accredited investors (and certain of their affiliated parties) for an aggregate purchase price of $5,000,000, including the conversion of approximately $320,000 in convertible notes as described above. In connection with this issuance, we entered into a voting agreement with the purchasers and PictureTel Corporation which will terminate upon completion of this offering, and granted to the purchasers and PictureTel registration rights with respect to the shares of common stock underlying their preferred shares and warrants. See “Certain Transactions” and “Description of Our Capital Stock — Registration Rights” above.

      In July 1998, we retained Allan and O’Shea, L.L.C. as a consultant to provide physician recruitment and relationship management for the California, Nevada, Arizona, and Oregon regions. As partial payment for their consulting services, we granted to the two members of Allan & O’Shea options to purchase an aggregate of 3,990 shares of our common stock at exercise prices ranging from $0.20 to $0.50 per share. These options vest equally over a four year period and expire if unexercised in May 2006.

      In January 1999, we entered into a Consultancy Agreement with Roz Software Systems, Inc. to provide consulting services with respect to the connectivity and scalability of our system. As partial payment, we granted to two employees of Roz Software Systems options to purchase an aggregate of up to 6,000 shares of our common at an exercise price of $0.20 per share, which vest monthly at the rate of 1,000 per month. Unexercised options will expire seven years from the date of grant.

      In March 1999, we issued $2,500,000 face amount convertible promissory notes and warrants to purchase up to 400,000 shares of our common stock to the holders of our Series B preferred stock. The warrants are exercisable for $1.00 per share. All of the notes and accrued interest thereon were converted by the holders into 463,757 shares of our Series C preferred stock in August 1999.

      In August and September 1999, we issued an aggregate of 2,710,758 shares of our Series C preferred stock to 11 accredited investors (and certain of their affiliated parties) at an aggregate purchase price of $14,909,000, including the conversion of $2,500,000 of our outstanding convertible promissory notes, exclusive of discount, and accrued interest thereon. In connection with this issuance, we entered into an amended and restated voting agreement with the Series B and Series C stockholders and PictureTel Corporation, which will terminate upon completion of this offering, and granted to the Series C purchasers registration rights with respect to the shares of common stock underlying their preferred shares. See “Certain Transactions” and “Description of Our Capital Stock — Registration Rights” above.

      In connection with our equipment loan facility in October 1999, we granted to our commercial lender warrants to purchase 36,264 shares of our common stock at an initial exercise price of $5.50 per share. The exercise price will be subject to adjustment at the closing of this offering to an amount per share equal to 55% of the final price to public of our common stock, as shown on the final prospectus.

      On February 2nd and 3rd, 2000, we issued 83,334 shares of our Series D preferred stock and 107,143 shares of our Series D-1 preferred stock, respectively, to Professional Detailing, Inc. for an aggregate purchase price of $2,500,000. In connection with this issuance, we amended and restated our voting rights agreement with the holders of our Series B and Series C preferred stock, which will terminate upon completion of this offering, and granted registration rights to the holders of our Series D and Series D-1 preferred stock. See “Description of our Capital Stock — Registration Rights” above.

      Since July 13, 1998 and through February 4, 2000, we have granted options to purchase an aggregate of up to 1,354,417 shares of our common stock under our 1998 stock option plan to various of our employees and directors at exercise prices ranging from $0.20 to $5.00 per share. Since July 1999 we have also granted options to purchase an aggregate of 747,455 shares of our common stock under our 1999 stock option plan to various of our employees at exercise prices ranging from $5.50 to $10.80 per share. These options generally vest equally over a four year period and terminate either five or seven years after the date of grant, or earlier upon termination of employment. See “Management — Stock Option Plans” and Description of Our Capital Stock — Options” above. On May 17, 1999, we granted options to purchase 50,850 shares of common stock each to Peter J. Moriarity, John W. Benson and Lyle R. Scritsmier in consideration for the termination of a royalty agreement that we were a party to with these individuals. See “Certain Transactions.”

      The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or, with respect to issuances to employees and consultants under compensatory stock option plans, Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the instruments representing such securities issued in such transactions. All recipients had adequate access to information about us.

Item 16.  Exhibits and Financial Statement Schedules

Exhibit
Number	Description

1.1*	Form of Underwriting Agreement
3.1(a)	Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on February 2, 2000, as currently in effect
3.1(b)*	Form of Restated Certificate of Incorporation to be filed after the closing of the offering
3.2	Bylaws
4.1*	Form of Specimen Common Stock Certificate
4.2	Amended and Restated Investors’ Rights Agreement, dated as of February 2, 2000
4.3(a)	Form of Warrant to Purchase Common Stock (March 1999 Convertible Note offering)
4.3(b)	Warrant to Purchase Common Stock between the Company, as issuer, and Far East Capital Corporation, as holder, dated as of October 4, 1999
4.3(c)	Stock Purchase Warrant between the Company, as issuer, and PictureTel Corporation
5.1*	Opinion of Snell & Wilmer L.L.P. regarding legality of shares
10.1(a)†	Services Agreement between the Company and Glaxo Wellcome Inc. dated July 1, 1999
10.1(b)†	Amendment No. 1 to the Services Agreement between the Company and Glaxo Wellcome Inc. dated November 16, 1999
10.2†	IPNI/ Searle 2000 Roll-Out Agreement between the Company and G.D. Searle & Co. dated January 20, 2000
10.3(a)	Relationship Agreement between the Company and PictureTel Corporation dated September 27, 1997, and Addendum No. 1 thereto
10.3(b)	Amendment No. 2 to Relationship Agreement between the Company and PictureTel Corporation dated August 18, 1999
10.3(c)	Promissory Note dated June 1, 1998 in the original principal amount of $2,005,000, delivered by the Company to PictureTel Corporation
10.4	Software Development Agreement between the Company and D.A.S. Visual Media Corporation dated March 30, 1998
10.5	Employment Agreement between the Company and Peter J. Moriarty to be entered into upon closing of the offering
10.6	Employment Agreement between the Company and John W. Benson to be entered into upon closing of the offering
10.7	Employment Agreement between the Company and Lyle R. Scritsmier to be entered into upon the closing of the offering
10.8	Employment Agreement between the Company and Stephen M. Bonnell to be entered into upon the closing of the offering
10.9	Employment Agreement between the Company and Charles Van Cott to be entered into upon the closing of the offering
10.10	Form of Indemnity Agreement to be entered into between the Company and its directors and certain officers
10.11	Promissory Note dated July 26, 1996, in the original principal amount of $100,000 delivered to the Company by John W. Benson
10.12	Promissory Note dated July 26, 1996, in the original principal amount of $100,000 delivered to the Company by Peter J. Moriarty
10.13(a)	1998 Stock Option Plan

Exhibit
Number	Description

10.13(b)	Form of Stock Option Agreement under 1998 Stock Option Plan
10.14(a)	1999 Stock Option Plan of iPhysician Net Inc.
10.14(b)	Form of Stock Option Agreement under 1999 Stock Option Plan
10.15(a)	1999 Nonemployee Director Compensation Plan of iPhysician Net Inc.
10.15(b)	Form of Option Agreement under 1999 Nonemployee Director Compensation Plan
10.16(a)	Gainey Ranch Corporate Center Office Lease between the Company and Nationwide Realty Investors, Ltd. dated April 16, 1999, as amended
10.16(b)	Sublease Agreement between the Company and The Alexander Group, Inc. dated May 18, 1996
10.16(c)	Amendment to Sublease Agreement between the Company and The Alexander Group, Inc. dated June 1, 1998
10.17	Master Ordering Agreement between the Company and PictureTel Corporation
10.18(a)	Loan and Security Agreement between the Company and Far East National Bank dated as of October 4, 1999
10.18(b)	Intellectual Property Security Agreement between the Company and Far East National Bank dated as of October 4, 1999
10.19†	Enterprise Agreement between the Company and Rhythms NetConnections Inc. dated as of December 30, 1999
10.20(a)†	Relationship Agreement between the Company and Professional Detailing, Inc. dated as of February 1, 2000
10.20(b)†	License Rollout Agreement between the Company and Professional Detailing, Inc., dated as of February 1, 2000
21	Subsidiaries of the Company
23.1	Consent of KPMG LLP
23.2*	Consent of Snell & Wilmer L.L.P. (included in its opinion filed as Exhibit 5.1 to this Registration Statement)
23.3	Director Nominee Consent of W. Ann Reynolds, Ph.D.
24.1	Power of Attorney (see page II-7)
27.1	Financial Data Schedule for the year ended December 31, 1998
27.2	Financial Data Schedule for the nine month period ended September 30, 1999

      * To be filed by Amendment to this Registration Statement.

†	Certain confidential portions of these exhibits were omitted by means of redacting a portion of the text and replacing it with an asterisk. These exhibits have been filed separately with the Secretary of the Commission without the redaction pursuant to the Registrant’s application requesting confidential treatment under Rule 406 of the Securities Act.

Item 17.  Undertakings

      1.  The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

      2.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of iPhysician Net Inc. pursuant to the foregoing provisions, or otherwise, iPhysician Net Inc. has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by iPhysician Net Inc. of expenses incurred or paid by a director, officer, or a controlling person of iPhysician Net Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, iPhysician Net Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      3.  The undersigned registrant hereby undertakes that:

a. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by iPhysician Net Inc. pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

b. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, iPhysician Net Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Scottsdale, Arizona on February 16, 2000.

iPhysician Net Inc.

By: /s/ PETER J. MORIARTY

Name: Peter J. Moriarty

Title:	Chairman of the Board of Directors and Chief

Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PETER J. MORIARTY Peter J. Moriarty	Chief Executive Officer and Director (Principal Executive Officer)	February 16, 2000

* John W. Benson	President and Director	February 16, 2000

* Lyle R. Scritsmier	Chief Financial Officer (Principal Financial Accounting Officer)	February 16, 2000

* T. Forcht Dagi, M.D.	Director	February 16, 2000

* Ernest Mario, Ph.D.	Director	February 16, 2000

* Albert Holloway, Jr.	Director	February 16, 2000

Signature	Title	Date

* Frank Kung	Director	February 16, 2000

* Terry E. Winters, Ph.D.	Director	February 16, 2000

* Ronald Yamada	Director	February 16, 2000

*By: /s/ PETER J. MORIARTY Peter J. Moriarty (Attorney-in-fact)

EXHIBIT INDEX

Exhibit
Number	Description

1.1*	Form of Underwriting Agreement
3.1(a)	Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on February 2, 2000, as currently in effect
3.1(b)*	Form of Restated Certificate of Incorporation to be filed after the closing of the offering
3.2	Bylaws
4.1*	Form of Specimen Common Stock Certificate
4.2	Amended and Restated Investors’ Rights Agreement dated as of February 2, 2000
4.3(a)	Form of Warrant to Purchase Common Stock (March 1999 Convertible Note offering)
4.3(b)	Warrant to Purchase Common Stock between the Company, as issuer, and Far East Capital Corporation, as holder, dated as of October 4, 1999
4.3(c)	Stock Purchase Warrant between the Company, as issuer, and PictureTel Corporation
5.1*	Opinion of Snell & Wilmer L.L.P. regarding legality of shares
10.1(a)†	Services Agreement between the Company and Glaxo Wellcome Inc. dated July 1, 1999
10.1(b)†	Amendment No. 1 to the Services Agreement between the Company and Glaxo Wellcome Inc. dated November 16, 1999
10.2†	IPNI/ Searle 2000 Roll-Out Agreement between the Company and G.D. Searle & Co. dated January 20, 2000
10.3(a)	Relationship Agreement between the Company and PictureTel Corporation dated September 27, 1997, and Addendum No. 1 thereto
10.3(b)	Amendment No. 2 to Relationship Agreement between the Company and PictureTel Corporation dated August 18, 1999
10.3(c)	Promissory Note dated June 1, 1998 in the original principal amount of $2,005,000, delivered by the Company to PictureTel Corporation
10.4	Software Development Agreement between the Company and D.A.S. Visual Media Corporation dated March 30, 1998
10.5	Employment Agreement between the Company and Peter J. Moriarty to be entered into upon closing of the offering
10.6	Employment Agreement between the Company and John W. Benson to be entered into upon closing of the offering
10.7	Employment Agreement between the Company and Lyle R. Scritsmier to be entered into upon the closing of the offering
10.8	Employment Agreement between the Company and Stephen M. Bonnell to be entered into upon the closing of the offering
10.9	Employment Agreement between the Company and Charles Van Cott to be entered into upon the closing of the offering
10.10	Form of Indemnity Agreement to be entered into between the Company and its directors and certain officers
10.11	Promissory Note dated July 26, 1996, in the original principal amount of $100,000 delivered to the Company by John W. Benson
10.12	Promissory Note dated July 26, 1996, in the original principal amount of $100,000 delivered to the Company by Peter J. Moriarty
10.13(a)	1998 Stock Option Plan

Exhibit
Number	Description

10.13(b)	Form of Stock Option Agreement under 1998 Stock Option Plan
10.14(a)	1999 Stock Option Plan of iPhysician Net Inc.
10.14(b)	Form of Stock Option Agreement under 1999 Stock Option Plan
10.15(a)	1999 Nonemployee Director Compensation Plan of iPhysician Net Inc.
10.15(b)	Form of Option Agreement under 1999 Nonemployee Director Compensation Plan
10.16(a)	Gainey Ranch Corporate Center Office Lease between the Company and Nationwide Realty Investors, Ltd. dated April 16, 1999, as amended
10.16(b)	Sublease Agreement between the Company and The Alexander Group, Inc. dated May 18, 1996
10.16(c)	Amendment to Sublease Agreement between the Company and The Alexander Group, Inc. dated June 1, 1998
10.17	Master Ordering Agreement between the Company and PictureTel Corporation
10.18(a)	Loan and Security Agreement between the Company and Far East National Bank dated as of October 4, 1999
10.18(b)	Intellectual Property Security Agreement between the Company and Far East National Bank dated as of October 4, 1999
10.19†	Enterprise Agreement between the Company and Rhythms NetConnections Inc. dated as of December 30, 1999
10.20(a)†	Relationship Agreement between the Company and Professional Detailing, Inc. dated as of February 1, 2000
10.20(b)†	License Rollout Agreement between the Company and Professional Detailing, Inc., dated as of February 1, 2000
21	Subsidiaries of the Company
23.1	Consent of KPMG LLP
23.2*	Consent of Snell & Wilmer L.L.P. (included in its opinion filed as Exhibit 5.1 to this Registration Statement)
23.3	Director Nominee Consent of W. Ann Reynolds, Ph.D.
24.1	Power of Attorney (see page II-7)
27.1	Financial Data Schedule for the year ended December 31,1998
27.2	Financial Data Schedule for the nine month period ended September 30, 1999

*	To be filed by Amendment to this Registration Statement.

†	Certain confidential portions of these exhibits were omitted by means of redacting a portion of the text and replacing it with an asterisk. These exhibits have been filed separately with the Secretary of the Commission without the redaction pursuant to the Registrant’s application requesting confidential treatment under Rule 406 of the Securities Act.